Exhibit 99.1

California Pizza Kitchen Announces Reincorporation

LOS ANGELES—(BUSINESS WIRE)—December 22, 2004—California Pizza Kitchen, Inc. (Nasdaq:CPKI) today announced that it has completed its reincorporation from the State of California to the State of Delaware. The shareholders of California Pizza Kitchen, Inc. (“CPK California”) approved the reincorporation proposal at CPK California’s annual meeting of shareholders held on July 28, 2004.

The reincorporation was accomplished by the merger of CPK California into its wholly owned subsidiary, California Pizza Kitchen, Inc., a Delaware corporation (“CPK Delaware”). Following the reincorporation, holders of common stock of CPK California own the same number of shares of common stock in CPK Delaware as they owned in CPK California prior to the reincorporation. Stockholders do not need to exchange their share certificates. The reincorporation will not result in any change in the Company’s name, ticker symbol, Nasdaq National Market listing, CUSIP number, business, assets, operations or liabilities. CPK Delaware’s corporate headquarters will not be moved from the present site and no employees or management personnel will be relocated.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company’s full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $11.86. The chain operates, licenses or franchises 172 restaurants as of December 20, 2004, of which 142 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas. For more information on CPK, please visit www.cpk.com.

CONTACT:                California Pizza Kitchen, Inc.

                                    Sarah Grover (media) or Sue Collyns (investors)

                                    310-342-5000